                                                                   EXHIBIT 10.10

                    SEPARATION AGREEMENT AND GENERAL RELEASE

            THIS SEPARATION AGREEMENT AND GENERAL RELEASE ("Agreement") dated January 31, 2004, is made and entered into by and between Brian C. Vent ("Vent") and Build-A-Bear Workshop, Inc., a Delaware corporation ("Company").

            WHEREAS, Vent and the Company desire to end Vent's employment with the Company effective January 31, 2004 ("Separation Date"); and

            WHEREAS, Vent and the Company desire to enter into full and final settlement of all matters between them, including, but not limited to, any issues that might arise out of Vent's employment with, or termination of employment from, the Company;

            NOW, THEREFORE, for and in consideration of the mutual releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

      1. Separation. Vent's employment with the Company shall cease effective on the Separation Date. As of that date, neither the Company nor any of its parent companies, affiliate companies, subsidiary companies, operating divisions, predecessors or successors, including without limitation Build-A-Bear Workshop, L.L.C., or their respective directors, shareholders, attorneys, agents, officers, employees, successors or assigns (together, "Releasees") shall have any further obligation to Vent for compensation or otherwise other than as set forth below, and Vent agrees to release and discharge the Releasees from any and all liability and obligations except as set forth below.

      2. Severance Payment and Benefits. The Company will provide the payments set forth in this Section 2 in consideration and exchange for Vent's promises, agreements and obligations set out in this Agreement, so long as Vent submits this Agreement, properly executed, to Maxine Clark, Chief Executive Bear, within the time allowed herein, and adheres to the promises and agreements set out in this Agreement.

            (a) The Company shall continue Vent's base salary for a period of six (6) months following the Separation Date. This amount will be paid in accordance with the Company's regular payroll periods and practices, and applicable local, state and federal taxes and other required withholdings will be deducted.

            (b) Notwithstanding the provisions of the loan agreement evidenced in that Secured Promissory Note ("Note") between the parties dated September 19, 2001 and Repayment and Stock Pledge Agreement dated September 19, 2001 (together, "Loan") which require that the Note be due and payable on the ninetieth day following the date of Vent's termination of employment with the Company, payment of the Note shall not be accelerated as a result of Vent's termination of employment. Rather, the term of the Loan shall be determined under the provisions of the Note, and the principal amount of the Note shall be due and payable to the Company by Vent in accordance with the provisions of the Note, as if Vent had not terminated employment with the Company.

            (c) Vent may exercise his incentive stock options to the extent provided and otherwise in accordance with the Company's 2000 Stock Option Plan ("Option Plan")and his stock option agreements dated February 28, 2001 and September 13, 2001, provided, however, that Vent may exercise any such incentive stock options by tendering as the exercise price, shares of Company Common Stock issuable upon the conversion of the Series C Preferred Company Stock owned by Vent for a period of at least six (6) months as of the date of tender, and registered in his name. Those incentive stock options which would vest during the first quarter of 2004 shall be deemed to be vested as of the Separation Date. Unless otherwise revoked in writing, Vent hereby exercises such incentive stock options with an exercise price lower than than the valuation of the underlying Common Stock (as determined in accordance with Section 2(d)) as of the 89th day following the Separation Date.

            (d) Vent may exercise his nonqualified stock options to the extent provided and otherwise in accordance with the Option Plan and his stock option agreement dated April 3, 2000, as amended on September 13, 2001, provided, however, that Vent may exercise any such nonqualified stock options through a cashless exercise by tendering as the exercise price, shares of Company Common Stock issuable upon the conversion of the Series C Preferred Company Stock owned by Vent for a period of at least six (6) months as of the date of tender. The Compensation Committee shall withhold a sufficient number of shares of stock to cover the Company's withholding tax obligations incurred as a result of the exercise. The preliminary valuation of the Company's Common Stock is $8.74 per share, which will result in Vent recognizing income in the amount set forth on Schedule A hereto. The final determination of the valuation of the Company's Common Stock will be determined by the Compensation Committee based on a third-party appraisal and the Company will promptly notify Vent of such determination. The Company will use such valuation for purposes of determining the number of shares needed to satisfy the exercise price and withholding obligations. The Company will report Vent's income on a Form W-2 based on such valuation. Vent and the Company agree to take consistent reporting positions with respect to such income. Unless otherwise revoked in writing, Vent hereby exercises such nonqualified stock options as of the 179th day following the Separation Date.

            (e) Assuming Vent exercises all of his options with an exercise price of less than $8.74 using a cashless exercise, following the exercise Vent's stock holdings in the Company shall be as set forth on Schedule A hereto. All such stock holding are subject to the Stockholders Agreement dated September 19, 2001.

            (f) Vent shall be eligible to participate in the Company's group health plan(s) in which he currently participates for a period ending six (6) months after the Separation Date on the same terms and conditions as available to an active employee with the Company. After such six-month period, Vent shall be provided with such continuation notices, rights and obligations as may be required under federal or state law (including COBRA).

            (g) Vent shall be entitled to all vacation accrued but unused as of the Separation Date. He shall be entitled to no additional vacation accruals on and after such date.

            (h) Except as otherwise provided herein, on and after the Separation Date, Vent shall not participate in, or accrue additional rights or benefits under, any employee benefit plan, program or policy or any bonus plan, program or policy of the Company.

      3. Vent's Release and Waiver of Claims. In exchange for the payment described herein, Vent hereby agrees to, and does, remise, release and forever discharge the Releasees from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Vent and the Releasees from matters, actions or inactions which occurred on or before the Separation Date other than those continuing rights relating to Vent's stock ownership in the Company.

      4. Vent's Agreement Not to File Suit or Claims. In exchange for the consideration described herein, Vent agrees:

            (a) That he will not file or otherwise submit any claim, complaint, or action to any agency, court, organization, or judicial forum (nor will he permit any person, group of persons, or organizations to take such action on his behalf) against the Releasees, or anyone acting on their behalf, arising out of any actions or non-actions by the Releasees which occurred on or before the Separation Date.

            (b) That his release of claims, complaints, and actions includes, but is not limited to: (i) any claim for breach of an actual or implied contract of employment between Vent and any of the Releasees (including any claim of fraudulent misrepresentation or negligent misrepresentation in the making of any actual or implied contract of employment), (ii) any claim of unjust, wrongful, discriminatory, retaliatory or tortious discharge or other adverse employment action (including any claim of whistleblowing), (iii) any claim of slander, libel or other similar action for defamation, (iv) any claim of intentional tort (including assault, battery, and intentional infliction of emotional distress),
(v) any claim of negligence (including negligent infliction of emotional distress, negligent hiring, or negligent retention), (vi) any claim of a violation of a statute or ordinance, including, but not limited to, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et. seq. (including but not limited to the Older Worker Benefit Protection Act("OWBPA")) ("ADEA"), the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq. (including, but not limited to, COBRA), Executive Order 11246, the Occupational Safety and Health Act, 29 U.S.C. Section 651 et. seq., the National Labor Relations Act, 29 U.S.C. Section 151 et. seq. the Fair Labor Standards Act of 1938, 29 U.S.C. Section 201 et seq., (including, but not limited to, the Equal Pay Act), the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., the Missouri Workers' Compensation Act, Section 287.010 R.S.Mo. et seq., the Missouri Employment Security Act, Section 288.010 R.S.Mo. et seq., the Missouri Human Rights Act, Section 213.010 R.S.Mo. et seq., the Missouri Service Letter Act,
Section 290.140, or any other relevant
federal, state, or local statutes or ordinances governing employment and the payment of compensation.

            (c) That he releases and waives any and all claims under or pursuant to any employment agreement with the Company, including without limitation the Employment, Confidentiality and Noncompete Agreement dated April 3, 2000.

            (d) That in the event that he or any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

            (e) That if he violates this Agreement by suing or making a claim against any of the Releasees, he agrees that he will pay all costs and expenses of defending against the suit incurred by the respective Releasees, including, but not limited to, reasonable attorneys' fees and shall hold the Releasees harmless against any judgment which may be rendered against them.

            (f) That, with the exception of challenges for compliance with the ADEA or the OWBPA, Vent agrees not to challenge the enforceability of this Agreement and the release and waiver of claims herein.

            (g) For purposes of the ADEA only, this Agreement does not affect the Equal Employment Opportunity Commission's ("EEOC") rights and responsibilities to enforce the ADEA, nor does this Agreement prohibit Vent from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, Vent agrees that the Releasees will be shielded against any recovery by Vent, provided this Agreement is valid under applicable law.

      5. No knowledge of injury. Vent represents and warrants that he has no present knowledge of any injury, illness or disease to him that is or might be compensable as a workers' compensation claim or similar claim for workplace injuries, illnesses or diseases.

      6. Confidentiality. Vent agrees that he will not publicize this Agreement directly, either in specific or as to general content, to either the public generally, to any employee of any of the Releasees, or to any other person or entity, except to the extent he might be lawfully compelled to give testimony by a court of competent jurisdiction or participate in an EEOC proceeding. Any such publication shall be considered a material breach of the Agreement and shall subject Vent to liability for damages. Vent's agreement to keep confidential the terms of this Agreement extends to all persons other than his immediate family, his attorneys and accountants who have a legitimate need to know the terms in order to render professional advice or services to Vent; otherwise, Vent agrees not to identify or reveal any other terms of the Agreement except as otherwise provided herein. Notwithstanding any provision in this Agreement, the Company shall be entitled to seek and obtain injunctive relief to prevent or stop a breach of this paragraph concerning confidentiality, and should the Company prevail in an action seeking injunctive relief, Vent agrees to pay the Company's costs and attorneys' fees in connection with filing and prosecuting such an action.

      7. Nondisparagement. The parties agree that they will not in any way disparage each other, including current or former officers, directors and employees, nor will they make or solicit any comments, statements or the like to the media or to others, including any claimants against each other or their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of the other.

      8. No Admission of Wrongdoing. The parties agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

      9. Voluntary Agreement. Vent further acknowledges that he understands this Agreement, the claims he is releasing, the promises and agreements he is making, and the effect of his signing this Agreement. Vent further represents, declares, and agrees that he voluntarily accepts the payment described above for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against the Releasees from any action or inaction taking place prior on or before the Separation Date.

      10.   Non-Competition, Confidential Information and Return of Property.

            (a) Vent agrees to keep secret and confidential, and not to use or disclose any of the Company's proprietary Confidential Information. Vent acknowledges and confirms that certain data and other information (whether in human or machine readable form) that has come into his possession or knowledge and which was obtained from Build-A-Bear Workshop, L.L.C. ("LLC") or the Company, or was obtained by Vent for or on behalf of the LLC or the Company, and which is identified herein ("Confidential Information") is the secret, confidential property of the Company. This Confidential Information includes, but is not limited to (it being understood and agreed that references below to the Company shall be deemed to include the LLC, as predecessor to the Company):

                  (1) lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties);

                  (2) lists or other identification of sources or prospective sources of the Company's products or components thereof (and key individuals employed or engaged by such parties);

                  (3) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records and reports;

                  (4) financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to Company's activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

                  (5) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

                  (6) the Company's relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

                  (7) the Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

                  (8) any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of Company).

            Vent acknowledges that any and all notes, records, sketches, computer diskettes, training materials and other documents relating to the Company or the LLC obtained by or provided to Vent, or otherwise made, produced or compiled during Vent's employment, regardless of the type of medium in which they are preserved, are the sole and exclusive property of the Company and shall, together with any and all other Company property, be surrendered to the Company on the Separation Date. Vent shall immediately deliver to the Company without reproduction all Confidential Information in his possession or under his control, regardless of whether it is in document form or electronic media or any other form.

            Any and all ideas, inventions, discoveries, patents, patent applications, continuation-in-part patent applications, divisional patent applications, technology, copyrights, derivative works, trademarks, service marks, improvements, trade secrets and the like (collectively, "Inventions"), which were developed, conceived, created, discovered, learned, produced and/or otherwise generated by Vent, whether individually or otherwise, during the time that Vent was employed by the LLC or the Company, whether or not during working hours, that relate to (i) current and anticipated businesses and/or activities of the Company and/or the LLC, either individually or on a combined and continuous bases, (ii) the current and anticipated research or development of the Company and/or the LLC, either individually or on a combined and continuous basis, or (iii) any work performed by Vent for the Company and/or the LLC, either individually or on a combined and continuous basis, shall be the sole and exclusive property of the Company, and the Company shall own any and all right, title and interest to such Inventions. Vent agrees to assign to the Company whenever so requested by the Company, any and all right, title and interest in and to any such Inventions, at the Company's expense, and Vent agrees to execute any and all applications, assignments or other instruments which the Company deems desirable or necessary to protect such interests, at the Company's expense.

            (b) Vent recognizes that (i) the LLC and the Company have spent substantial money, time and effort over the years in developing and solidifying its relationships with its customers and suppliers and in developing its Confidential Information; (ii) long-term customer relationships often can be difficult to develop and require a significant investment of time, effort and expense; (iii) the LLC has paid, and the Company pays its employees to, among other things, develop and preserve business information, customer goodwill, customer loyalty and customer contacts for and on behalf of the Company; and (iv) the Company is hereby agreeing to provide certain benefits to Vent based upon Vent's assurances and promises not to put himself in a position in which the confidentiality of Company's Confidential Information might somehow be compromised. Accordingly, Vent agrees that for the period of time set forth below following the Separation Date, Vent will not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise):

                  (1) for three (3) years, engage in, assist or have an interest in, or enter the employment of or act as an agent, advisor or consultant for, any person or entity which is engaged in, or will be engaged in, the development, manufacture, supplying or sale of a product, process, service or development which is competitive with a product, process, service or development on which Vent worked or with respect to which Vent has or had access to Confidential Information while at the Company ("Restricted Activity"), and which is located within 100 miles of any Company retail store;

                  (2) for three (3) years, solicit, call on or provide any Restricted Activity to any customer or active prospective customer of the Company which was a customer or supplier of the Company at any time during the most recent twelve (12) months of Vent's employment by the Company, or cause or attempt to cause such a person to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company; or

                  (3) for three (3) years, induce or attempt to induce any employee, consultant or advisor of the Company to accept employment or an affiliation involving Restricted Activity;

provided, however, that following the Separation Date, Vent shall be entitled to be an employee of an entity that engages in Restricted Activity so long as: (i) the sale of stuffed animals is not a principal business of the entity; (ii) Vent has no direct or personal involvement in the sale of stuffed animals; and (iii) neither Vent, his relatives, nor any other entities with which he is affiliated own more than 1% of the entity. As used in this Section 10, "principal business" shall mean that greater than 10% of revenues received during the twelve (12) months preceding a dispute under this Section 10 were derived from the sale of stuffed animals and related products, or otherwise derives revenues from a retail concept that is similar in any material regard to the Company.

            (c)   Vent recognizes and agrees that the restraints contained in
Section 10 (both separately and in total) are reasonable and enforceable in view of the Company's legitimate interests in protecting its Confidential Information and customer goodwill and the limited scope of the restrictions in Section 10.

      11. Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Vent's duties and obligations under the terms and provisions of Sections 10 hereof, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Vent hereby expressly acknowledges that the harm which might result to the Company's business as a result of any noncompliance by Vent with any of the provisions of
Section 10 would be largely irreparable. Vent specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 10 hereof, Vent will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction.

      12. Choice of Law and Venue. The parties agree that the Agreement shall be interpreted and governed by the laws of the state of Missouri, without regard for any conflict of law principles. The parties agree that any litigation relating to or arising out of this Agreement, or regarding the interpretation, validity and/ or enforceability of this Agreement shall be filed and conducted in the state or federal courts for or covering St. Louis County, Missouri.

      13. Modification. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

      14. Entire Agreement. The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, regarding Vent's separation, and that there are no other understandings or agreements, written or oral, among them on the subject of Vent's separation.

      15. Invalidity of Provisions / Severability. In the event that any provision of this Agreement is adjudicated to be invalid or unenforceable under applicable law, the validity or enforceability of the remaining provisions shall be unaffected. To the extent that any provision of this Agreement is adjudicated to be invalid or unenforceable because it is overbroad, that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

      16. Effective Date. This Agreement shall become effective and binding on the date hereof, except that Vent shall have the right to revoke his agreement to waive claims under the ADEA at any time within eight days after the date hereof.

      17. Time for Consideration. By executing this Agreement, Vent acknowledges that by being presented with this Agreement, he has been advised by a representative of the Company that he has been given at least twenty-one (21) days within which to consider this Agreement before his signing the same, and that he has, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement.

      18. Time for Revocation. By executing this Agreement, Vent acknowledges that by being presented with this Agreement, he has been advised by a representative of the Company that this Agreement shall not become effective until the eighth (8th) calendar day after the date of Vent's execution of this Agreement. During the seven (7) day period following Vent's execution of this Agreement, Vent may freely revoke his execution of this Agreement. Upon expiration of the seven (7) day period, Vent acknowledges that this Agreement becomes final and binding. If Vent revokes this Agreement within the seven (7) day period following his execution of this Agreement, it shall not be effective or enforceable, and Vent will not receive the consideration described in this Agreement. Any such revocations should be made in writing and delivered to Maxine Clark, Chief Executive Bear.

      19. Consultation with an Attorney. By executing this Agreement, Vent acknowledges that, by being presented with this Agreement for his consideration, he has been advised by a representative from the Company, in writing, to consult with an attorney about this Agreement, its meaning and effect, prior to executing this Agreement.

      20. No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

      21. Forfeiture. Vent agrees that in the event he breaches the terms of this Agreement, he shall not be entitled to any of the payments or other benefits described herein, and he shall repay any payments previously made hereunder.

            IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

2/23/04                                           /s/ BRIAN C. VENT
------------------                                ------------------------------
Date                                              Brian C. Vent

            Subscribed and sworn to before me, a Notary Public, this 23 day of February, 2004.


                                                  /s/ SHIRLEY HERSHBARGER
                                                  ------------------------------
                                                  NOTARY PUBLIC

My commission expires:                                                   (STAMP)
11-25-07





                                                  Build-A-Bear Workshop, Inc.

2/25/04                                           By /s/ MAXINE CLARK
------------------------                            ----------------------------
Date

            Subscribed and sworn to before me, a Notary Public, this 25 day of February, 2004.

                                                  /s/ MARY J. BAUMGARTNER
                                                  ------------------------------
                                                  NOTARY PUBLIC

My commission expires:                                                   (STAMP)
12/3/06

My commission expires:
______________________________

                                   SCHEDULE A

I. INCOME                                                         $   1,655,000

II. WITHHOLDING(1/)

Federal Income Tax Withholding (25%)            ($     413,750)
State Income Tax Withholding (6%)               ($      99,300)
FICA - HI (1.45%)                               ($    23,997.5)
Total Withholding Tax                                            ($  537,047.50)
                                                                  -------------

Number of Shares of Nonqualified Option            200,000.000
Total Withholding (shares) at $8.74 per share       61,447.082
Net Shares After Withholding                                        138,552.918
                                                                  -------------

III. OPTION EXERCISE PRICE

Nonqualified Option
($0.465/share x 200,000 shares)                  $      93,000

February Incentive Option
($6.04/share x 37,600 shares)                    $     227,104

September Incentive Option
($6.10/share x 18,000 shares)                    $     109,800

Total Exercise Price for All Vested Options                       $     336,997
                                                                  -------------

Total Share Equivalent ($8.74 per share)(2)/                         38,558.009 shares
                                                                  -------------

IV. NET SHAREHOLDINGS (AFTER EXERCISE)

Class of Stock(3)/      Number of Shares
------------------      ----------------
Series D preferred            18,409
Series C preferred         25,941.91(4/)
Series A preferred             3,230
Series B preferred             4,881
Common                   215,443.918(5/)

------------------

(1/)  Assumes that Vent has other prior wages in excess of $87,000.

(2/) Assumes that common stock tendered resulted from conversion of Series C preferred stock.

(3/) The Series D preferred stock and the Series A preferred stock accrue dividends from the initial issuance date. These amounts include accrued dividends through [December] 2003.

(4/)  (64,500 - 38,558.09)

(5/)  (20,491 + 200,000 +37,600 + 18,800 - 61,447.082)

                                       11